Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-177170) of the iShares® Silver Trust of our report dated February 25, 2011, except for the effects of the restatement discussed in Note 1A to the financial statements and the matters described in the last paragraph of Management’s Report on Internal Control Over Financial Reporting as to which the date is February 17, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

February 17, 2012